Exhibit 107
Calculation of Filing Fee Tables
424(b)(2)
(Form Type)
Republic Services, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	4.750% Notes due 2030	457(r)	$500,000,000	99.636%	$498,180,000	0.00015310	$76,271.36

Fees to Be Paid	Debt	5.150% Notes due 2035	457(r)	$700,000,000	99.325%	$695,275,000	0.00015310	$106,446.61

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

			Total Offering Amounts			$1,193,455,000		$182,717.97

			Total Fees Previously Paid					—

			Total Fee Offsets					—

			Net Fee Due					$182,717.97

(1)
The registration fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended, and represents deferred payment of the registration fees in connection with the registration statement on Form S-3 (File No. 333-266553), which became automatically effective on August 5, 2022, paid with the filing of this prospectus supplement.